Exhibit 99.1

Press Release
CONTACT:     Tricia Haugeto
(303) 386-1193
thaugeto@arraybiopharma.com

ARRAY BIOPHARMA REPORTS FINANCIAL RESULTS FOR THE
THIRD QUARTER OF FISCAL 2015

- Array regained worldwide rights to binimetinib and acquired worldwide rights to encorafenib -
- Array received $85 million upfront payment from Novartis -
- NEMO and COLUMBUS (Part 1) Phase 3 studies completed patient enrollment -

Boulder, Colo., (May 4, 2015) - Array BioPharma Inc. (NASDAQ: ARRY) today reported results for the third quarter of its fiscal year ending June 30, 2015.

Ron Squarer, Chief Executive Officer of Array, noted, “With the close of the Novartis-GSK transaction, Array now owns both binimetinib and encorafenib, two innovative oncology products in Phase 3, with plans for regulatory submissions for each product in 2016. These transformative transactions have accelerated our path to commercialization and provide us with the opportunity to develop two potentially broadly active products in a number of indications.”
Array ended the quarter with $191 million in cash, cash equivalents and marketable securities.  Revenue for the third quarter of fiscal 2015 was $6.6 million, compared to $7.8 million for the same period last year.  Cost of partnered programs for the third quarter of fiscal 2015 was $12.1 million, compared to $10.8 million for the same period last year.  Research and development expense was $11.8 million, compared to $14.1 million in the same prior year period.  Net income for the third quarter was $58.3 million, or $0.37 per share (diluted), compared to a net loss of $24.9 million, or ($0.20) per share (diluted), for the same period in fiscal 2014.  As part of the Novartis transaction, Array received an $85 million cash payment and extinguished net liabilities of $21.6 million which resulted in an increase in working capital of $106.6 million. The extinguished liabilities will not impact ending cash, cash equivalents and marketable securities balance as of March 31, 2015.  Of this amount, $6.6 million will be treated as deferred revenue.  Also during the quarter, Array entered into a third party agreement to complete the Novartis transactions for a net consideration of $25 million.

For the nine months ended March 31, 2015, revenue was $39.6 million, compared to $36.1 million for the same period in fiscal 2014. Net income for the nine months ended March 31, 2015, was $22.1 million, or $0.16 per share (diluted), compared to a net loss of $57.0 million, or ($0.47) per share (diluted), in the comparable prior year period.

KEY PIPELINE UPDATES
Binimetinib (MEK162) and Encorafenib (LGX818) - Array regained worldwide rights to MEK inhibitor, binimetinib and acquired worldwide rights to BRAF inhibitor, encorafenib; Two Phase 3 studies completed enrollment; Encorafenib BRAF colorectal cancer data presented at AACR
In April 2015, the NEMO and COLUMBUS (Part 1) Phase 3 studies completed patient enrollment. With NEMO enrollment complete, Array reaffirms a projected regulatory filing of binimetinib in NRAS melanoma during the first half of 2016. In addition, Array expects to share updated data from a combination trial with binimetinib and LEE011, a CDK 4/6 inhibitor, in NRAS melanoma at a scientific conference during the second half of 2015. Furthermore, with COLUMBUS (Part 1) enrollment complete, Array reaffirms a projected regulatory filing of binimetinib in combination with encorafenib in BRAF melanoma in 2016. Patient enrollment continues in Part 2 of COLUMBUS. Array expects updated BRAF melanoma data from the Phase 1 / 2 combination trial of binimetinib and encorafenib to be presented at the 2015 American Society of Clinical Oncology (ASCO) annual meeting and the Phase 2 combination trial (LOGIC-2) of binimetinib, encorafenib and a third agent (LEE011,

BKM120, BFJ398 or INC280) will be submitted to a scientific conference later this year. Also, Array expects data from a Phase 1 / 2 study of binimetinib in combination with imatinib in patients with gastrointestinal stromal tumors at ASCO.

The MILO Phase 3 trial study design was modified to incorporate a cross-over provision, allowing all patients on the trial to have access to binimetinib. Array estimates the availability of top-line data from MILO in 2016 and a projected regulatory filing of binimetinib in low-grade serous ovarian cancer in 2017.

As Array announced on March 2, 2015, Novartis’ global, exclusive license to binimetinib terminated with all rights reverting to Array, and Array acquired global rights to encorafenib.  Array received an $85 million upfront payment from Novartis and reimbursement for certain transaction-related expenses. Novartis is providing transitional regulatory, clinical development and manufacturing services and will assign or license to Array patent and other intellectual property rights it owns to the extent they relate to binimetinib and encorafenib. All clinical trials involving binimetinib and encorafenib currently sponsored by Novartis or Array, including three pivotal trials, COLUMBUS (BRAF-mutant melanoma / NCT01909453), NEMO (NRAS-mutant melanoma / NCT01763164), and MILO (low-grade serous ovarian cancer / NCT01849874), continue to be conducted as currently contemplated and are substantially funded by Novartis. Beyond the three Phase 3 trials, there are 32 active binimetinib and/or encorafenib trials.

Array continues to engage in discussions to identify an appropriate partner for global development and European commercialization of both binimetinib and encorafenib.

Updated results of a Phase 1b study presented at the 2015 American Association for Cancer Research (AACR) annual meeting showed that encorafenib, a BRAF inhibitor, and cetuximab, an EGFR inhibitor, demonstrated promising anti-tumor activity when administered as dual therapy and in combination with alpelisib (BYL719), a PI3K inhibitor, in patients with BRAF-mutant colorectal cancer.  BRAF-mutant colorectal cancer is a mutational subtype of colorectal cancer with a particularly poor prognosis where cetuximab is expected to provide little benefit. Reported objective response rates were 23% for dual therapy and 32% for triple therapy, with median progression-free survival of 3.7 months and 4.3 months, respectively, and 31% of patients on the encorafenib+cetuximab arm stayed on treatment for longer than 52 weeks. Both treatment regimens were generally well-tolerated, with adverse events (AEs) in both treatment arms generally mild to moderate in severity. The most common treatment-related AEs were fatigue, nausea, vomiting and infusion-related reaction (dual therapy) and nausea, diarrhea, rash, hyperglycemia, and vomiting (triple therapy).  The 100-patient Phase 2 portion of the study is ongoing.  There are over 200,000 colorectal cancer patients in the U.S. and it is estimated that the BRAF mutation is found in approximately 12% of this population.

Selumetinib (partnered with AstraZeneca) - SUMIT study completed enrollment; Three Phase 3 trials advancing, including a study in non-small cell lung cancer (NSCLC); clinical updates at scientific conferences
Three Phase 3 trials continue to evaluate the Array-invented MEK inhibitor, selumetinib, in patients with advanced cancers: second-line KRAS-mutant advanced or metastatic NSCLC (SELECT-1 / NCT01933932), differentiated thyroid cancer (ASTRA / NCT01843062) and metastatic uveal melanoma (SUMIT/NCT01974752).  With SUMIT enrollment complete, AstraZeneca has projected a regulatory filing in uveal melanoma in 2015 and plans to present top-line data from the study later this year.  AstraZeneca expects to present initial data from a combination study (TATTON) of selumetinib with mutant selective EGFR inhibitor, AZD9291, in EGFR positive non-small cell lung cancer at ASCO. AstraZeneca also expects to present data from a Phase 2 study of selumetinib in pediatric neurofibromatosis Type 1 (NF-1) this year and recently initiated a Phase 2 study in NF-1 adult patients.

Filanesib (ARRY-520) -Two Phase 2 studies continue to enroll
Filanesib is a highly selective, targeted KSP inhibitor with a mechanism of action distinct from currently-available myeloma therapies, such as immunomodulatory drugs and proteasome inhibitors.  Two studies with filanesib continue to enroll patients with relapsed / refractory multiple myeloma: a randomized Phase 2 Kyprolis® (carfilzomib) combination study (ARRAY-520-216, NCT01989325) and the AfFIRM trial (NCT02092922), a global Phase 2 single agent study. Array plans to provide additional results later this year.  Data from these trials will inform next steps.
ARRY-797 (ARRY-371797) - Phase 2 trial enrolling patients with LMNA-related dilated cardiomyopathy (DCM)
Array is enrolling a 12-patient Phase 2 study (NCT02057341) to evaluate the effectiveness and safety of ARRY-797 in patients with LMNA-related DCM, a serious, genetic cardiovascular disease. By age 45, approximately 70% of patients with LMNA-related DCM experience cardiovascular death, transplant or a major cardiac event. Currently, the trial has patient experience up to 48 weeks and ARRY-797 has been well-tolerated. Preliminary data at early time points continue to be encouraging for multiple endpoints across patients, but further data is needed to fully assess the magnitude, consistency and durability of effects. Array plans to provide additional results later this year.

CONFERENCE CALL INFORMATION
Array will hold a conference call on Monday, May 4, 2015 at 9:00 a.m. Eastern Time to discuss these results. Ron Squarer, Chief Executive Officer, will lead the call.

Conference Call Information
Date:        Monday, May 4, 2015
Time:        9:00 a.m. Eastern Time
Toll-Free:    (844) 464-3927
Toll:        (765) 507-2598
Pass Code:    5249676
Webcast, including Replay and Conference Call Slides: http://edge.media-server.com/m/p/8tsxszuw/lan/en

About Array BioPharma
Array BioPharma Inc. is a biopharmaceutical company focused on the discovery, development and commercialization of targeted small molecule drugs to treat patients afflicted with cancer. Six Phase 3 studies are currently enrolling patients. These programs include three cancer drugs, binimetinib (MEK162 / wholly-owned), encorafenib (LGX818 / wholly-owned) and selumetinib (AstraZeneca). For more information on Array, please go to www.arraybiopharma.com.
Forward-Looking Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about the timing of the announcement of the results of clinical trials for our proprietary and our partnered programs, the timing of the completion or initiation of further development of our wholly-owned and our partnered programs, expectations that events will occur that will result in greater value for Array, the potential for the results of ongoing preclinical and clinical trials to support regulatory approval or the marketing success of a drug candidate, our ability to partner our proprietary drug candidates for up-front fees, milestone and/or royalty payments, our future plans to progress and develop our proprietary programs and the plans of our collaborators to progress and develop programs we have licensed to them, and our plans to build a late-stage development company. These statements involve significant risks and uncertainties, including those discussed in our most recent annual report filed on Form 10-K, in our quarterly reports filed on Form 10-Q, and in other reports filed by Array with the Securities and Exchange Commission. Because these statements reflect our current expectations concerning future events, our actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors. These factors include, but are not limited to, our ability to continue to fund and successfully progress internal research and development efforts and to create effective, commercially-viable drugs; risks associated with our dependence on our collaborators for the clinical development and commercialization of our out-licensed drug candidates; the ability of our collaborators and of Array to meet objectives tied to milestones and royalties; our ability to effectively and timely conduct clinical trials in light of increasing costs and difficulties in locating appropriate trial sites and in enrolling patients who meet the criteria for certain clinical trials; risks associated with our dependence on third-party service providers to successfully conduct clinical trials within and outside the United States; our ability to achieve and maintain profitability and maintain sufficient cash resources; the extent to which the pharmaceutical and biotechnology industries are willing to in-license drug candidates for their product pipelines and to collaborate with and fund third parties on their drug discovery activities; our ability to out-license our proprietary candidates on favorable terms; and our ability to attract and retain experienced scientists and management. We are providing this information as of May 4, 2015. We undertake no duty to update any forward-looking statements to reflect the occurrence of events or circumstances after the date of such statements or of anticipated or unanticipated events that alter any assumptions underlying such statements.
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Array BioPharma Inc.
Statements of Operations
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2015	2014	2015	2014
Revenue
License and milestone revenue	$99	$4,287	$20,367	$23,639
Collaboration and other revenue	6,502	3,486	19,222	12,428
Total revenue	6,601	7,773	39,589	36,067

Operating expenses
Cost of partnered programs	12,140	10,756	37,415	34,524
Research and development for proprietary programs	11,817	14,131	35,824	35,322
General and administrative	8,187	5,405	23,064	16,056
Total operating expenses	32,144	30,292	96,303	85,902
Net gain on the Binimetinib and Encorafenib Agreements	80,010	—	80,010	—
Income (loss) from operations	54,467	(22,519)	23,296	(49,835)

Other income (expense)
Realized gain from marketable securities, net	6,402	—	6,402	—
Interest income	15	22	36	61
Interest expense	(2,577)	(2,435)	(7,631)	(7,246)
Total other income (expense), net	3,840	(2,413)	(1,193)	(7,185)

Net income (loss)	$58,307	$(24,932)	$22,103	$(57,020)

Net earnings (loss) per share – basic	$0.42	$(0.20)	$0.16	$(0.47)
Net earnings (loss) per share – diluted	$0.37	$(0.20)	$0.16	$(0.47)

Weighted average shares outstanding – basic	139,769	125,471	135,113	122,277
Weighted average shares outstanding – diluted	166,265	125,471	138,573	122,277

Summary Balance Sheet Data
(unaudited)
(In thousands)

	March 31, 2015	June 30, 2014

Cash, cash equivalents and marketable securities	$190,616	$111,638
Property, plant and equipment, gross	92,259	90,447
Working capital	151,678	68,943
Total assets	208,445	139,053
Long-term debt, net	107,985	103,952
Total stockholders' equity (deficit)	50,151	(25,721)
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